Exhibit (h) 3 (iii)

FIFTH AMENDMENT

TO THE WINTERGREEN FUND, INC.

AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS FIFTH AMENDMENT, effective as of March 24, 2014, to the Amended and Restated Transfer Agent Servicing Agreement originally made and entered into as of November 15, 2007, amended and restated as of March 1, 2010, further amended March 15, 2011, August 5, 2011 and December 5, 2011 (the “Agreement”), is entered into by and between Wintergreen Fund, Inc., a Maryland corporation (the “Fund” or “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Company and USBFS have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the term of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by mutual written consent of the parties.

NOW, THEREFORE, the parties do hereby agree as follows:

Section 13, Term of Agreement; Amendment is hereby superseded and replaced with the following:

Section 13. Term of Agreement; Amendment.

This Agreement shall become effective as of March 24, 2014 to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by the Company’s Board of Directors. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement (including without limitation any schedules or exhibits attached hereto) may not be amended or modified in any manner except by written agreement executed by USBFS and the Company and authorized or approved by the Board of Directors. The provisions of this Section 13 shall also apply to Exhibit B.

(Signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WINTERGREEN FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Steven Graff	By:	/s/ Michael R. McVoy
Name:	Steven Graff	Name:	Michael R. McVoy
Title:	Vice President	Title:	Executive Vice President

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